UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 27, 2010

NEW CENTURY BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-50400	20-0218264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 W. Cumberland Street, Dunn, North Carolina	28334
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (910) 892-7080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 27, 2010, the board of directors of New Century Bancorp, Inc., Dunn, North Carolina (the “Registrant”), appointed Carlie C. McLamb Jr. as a director. Mr. McLamb was also appointed as a director of the Registrant’s wholly owned subsidiary, New Century Bank. Mr. McLamb is not expected to serve on any committees of the board of directors at this time.

New Century Bank has had, and expects to have in the future, transactions in the ordinary course of business with Mr. McLamb, members of his immediate family, and his associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms, and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features.

As a director of the Registrant, Mr. McLamb will be eligible to receive awards under the Registrant’s 2010 Omnibus Stock Ownership and Long Term Incentive Plan. He will also receive cash fees for his service on the board. Mr. McLamb may elect to defer receipt of all or a portion of his director fees under the terms of the Registrant’s directors’ deferral plan. Fees deferred under the directors’ deferral plan are used to purchase shares of the Registrant’s common stock by the administrator of the deferral plan. The deferred compensation is disbursed in the future as specified by the participating director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY BANCORP, INC.

By:	/s/ Lisa F. Campbell
Lisa F. Campbell
Executive Vice President, Chief Financial Officer and Chief Operating Officer

Dated: August 23, 2010